Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Global Technologies Acquisition Corp. I (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 3, 2021, except for Note 2, and Note 6, as to which the date is July 12, 2021, and except for the description of the Proposed Offering, Trust Account, and Business Combination in Note 1, the description of the Private Placement Warrants in Note 4, and Note 5, as to which the date is October 4, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Global Technology Acquisition Corp. I as of February 10, 2021 and for the period from February 9, 2021 (inception) through February 10, 2021, appearing in the Registration Statement on Amendment No. 2 to Form S-1, as filed (File No. 333-257861), of Global Technology Acquisition Corp. I.

/s/ Marcum llp

Marcum llp

San Francisco, California

October 20, 2021